EXHIBIT 10.5

                                November 20, 2003

Joey Defrancesco, CEO
Raven Moon Entertainment, Inc.

         Re:      Continued Engagement as SEC Counsel

Dear Joey:

     This letter amends the prior letter dated September 12, 2003 for the extended engagement of J. Bennett Grocock, P.A as legal counsel to Raven Moon Entertainment, Inc. (the "Company") with regard to Securities Exchange Act of 1934 compliance. This letter will modify the compensation payable for the extended engagement through September of 2005. In the prior letter, the compensation payable was 500,000 free trading shares of Company common stock. As a result of the recent and marked downturn in the market price for the Company's common stock, the terms of payment are modified as follows:

          o The 500,000 shares previously issued are deemed fully earned and compensation for the period from September 1, 2003 through December 31, 2003.

          o Commencing on January 1, 2004, and for each month thereafter through the end of the term of this engagement, the Company will pay the sum of $10,000, payable in free trading shares of Company common stock. Each payment is due in advance on the 1st day of each month. The number of shares to be delivered will be determined based on the average of the closing bid prices for the Company's stock for the 10 trading days prior to the 1st day of the applicable month, less a discount of 15% to account for market volatility.

          o The Company will issue me an option for 200,000 shares of free trading common stock with an exercise price of 50% of market value on the date of exercise.

     We would appreciate your executing the acceptance at the bottom of this letter and returning the signed copy to us to indicate your understanding of and agreement with the terms of our engagement. We thank you for your trust and confidence in us and look forward to a long and mutually rewarding relationship.

                                            Very truly yours,


                                            /s/  J. Bennett Grocock
                                            -----------------------------------
                                                 J. Bennett Grocock


The foregoing terms are accepted and agreed to this 20th day of November, 2003.

Raven Moon Entertainment, Inc.


By:  /s/  Joey DiFrancesco
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          Joey DiFrancesco, President